THIRD AMENDMENT AND WAIVER AGREEMENT

         THIS THIRD AMENDMENT AND WAIVER AGREEMENT (this "Agreement") is made and entered into as of the 21st day of March, 2003, by and among FLEET CAPITAL CORPORATION ("Lender"), a Rhode Island corporation with an office at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033; and UNITED INDUSTRIAL CORPORATION, a Delaware corporation, and the following of its subsidiaries: AAI CORPORATION ("AAI"), a Maryland corporation, DETROIT STOKER COMPANY, a Michigan corporation; AAI ENGINEERING SUPPORT INC., a Maryland corporation, AAI/ACL TECHNOLOGIES, INC., a Maryland corporation, and MIDWEST METALLURGICAL LABORATORY, INC., a Michigan corporation (each a "Borrower" and collectively the "Borrowers"). Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Credit Agreement (defined below).

         WHEREAS, the Borrowers and the Lender are parties to the Loan and Security Agreement, dated as of June 28, 2001, as amended by the Waiver, Amendment and Consent Agreement dated as of March 6, 2002 and the Second Amendment and Consent Agreement dated as of June 28, 2002 (the "Credit Agreement"); and

         WHEREAS, the Borrowers have requested and the Lender has agreed to waive certain of the provisions of the Credit Agreement, and the Borrowers and the Lender have agreed to amend the Credit Agreement, all on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the premises, and in reliance thereon, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. WAIVER. The Lender hereby retroactively waives the non-compliance by Borrowers with Sections 8.3.1 and 8.3.2 of the Credit Agreement as of December 31, 2002.

         Nothing in this Section 1 is intended to waive (a) any Default or Event of Default other than those that would have occurred under Section 8.3.1 and
8.3.2 but for the waiver set forth in this Section 1, or (b) the Default and Event of Default that would arise upon the failure of the Borrowers to satisfy the covenants set forth in Sections 8.3.1 and 8.3.2 of the Credit Agreement as of March 31, 2003 or any subsequent date.

         SECTION 2. AMENDMENTS. Subject to the satisfaction in full, on or prior to the Agreement Effective Date, of the conditions precedent set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

         (i) The third sentence of Section 1.1.1 is amended and restated in its entirety as follows:

         Notwithstanding the amount of the Maximum Credit Facility referred to above and anything to the contrary stated in this Agreement, but subject to the right of the Lender to demand repayment at any time of any Overadvance, if the aggregate of all Loans outstanding hereunder and all LC Amounts exceeds at any time $25,000,000 (the "Minimum Credit Facility"), the Borrowers shall deliver to the Lender Cash and Cash Equivalents equal to the excess of the sum of the Loans and LC Amounts over $25,000,000, which Cash and Cash Equivalents shall be held by the Lender as additional cash collateral for the Obligations and which may be applied by the Lender to the Obligations upon the occurrence and during the continuance of any Event of Default.


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         (ii) The second sentence of Section 1.2 is amended and restated in its entirety as follows:

         No Letter of Credit or LC Guarantee (i) may have an expiration date that is more than one week after the last day of the Original Term (or, if a Renewal Term is then in effect, such Renewal Term), or (ii) will be issued if the issuance thereof would cause the sum of the LC Amount and outstanding Loans to exceed the lesser of (a) the Maximum Credit Facility and (b) the Borrowing Base.

         (iii) The following Section 1.1.3 is added after Section 1.1.2 of the Credit Agreement:

                  1.1.3 Foreign Exchange Facility. At the request of any Borrower, the Lender will, from time to time, make available (or cause the Bank to make available) to the Borrowers up to US$1,000,000 of foreign exchange contracts on terms acceptable to the Lender, provided that the amount of Revolving Loans that are available to the Borrowers under
         Section 1.1.1 shall be reduced by the amount of any such outstanding foreign exchange contracts. The terms and conditions applicable to each such foreign exchange contract shall be those terms and conditions set forth in the standard form of foreign exchange contract of the Lender or Bank, as applicable, as modified or otherwise amplified by the terms of any documents or confirmations applicable to any specific transaction.

         (iv) Section 4.2.1 of the Credit Agreement is amended and restated in its entirety as follows:

                  4.2.1 Termination at End of Term or Termination by Lender. This Agreement, and the right of the Borrowers to request Loans, Letters of Credit and foreign exchange contracts hereunder, shall automatically terminate at the end of the Original Term or any Renewal Term unless, prior to the end of the Original Term or Renewal Term then in effect, as applicable, the Lender consents in writing to extend the term hereof. The Lender shall also have the right to terminate this Agreement and the right of the Borrowers to request Loans, Letters of Credit and foreign exchange contracts hereunder at any time that an Event of Default has occurred and is continuing.

         (v) The following Section 4.2.5 is added after Section 4.2.4 of the Credit Agreement:

                  4.2.5 Effect of Termination on Letters of Credit. Upon the termination of the Lender's commitment to make Letters of Credit and LC Guaranties available to the Borrowers, or the acceleration of the Obligations with respect to all Letters of Credit and/or LC Guaranties, the Borrowers will either (i) pay to the Lender an amount equal to LC Amount as cash collateral for all Letters of Credit and LC Guaranties or (ii) deliver to the Lender a Qualifying Letter of Credit.

         (vi) The following Section 8.1.9 is added after Section 8.1.8:

                  8.1.9 Summerville Landlord Waiver. Use commercially reasonable efforts to provide to the Lender on or before May 31, 2003, a landlord waiver, in form and substance reasonably satisfactory to the Lender, executed by the landlord of the properties located at 2735 and 2745 West 5th North Street, Summerville, South Carolina.


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         (vii) Sections 8.3.1 and 8.3.2 of the Credit Agreement are amended and restated in their entirety as follows and the following Sections 8.3.3 and 8.3.4 are added after Section 8.3.2:

                  8.3.1 Minimum Fixed Charge Coverage Ratio: not permit the Consolidated Fixed Charge Coverage Ratio of UIC and its Subsidiaries to be less than (a) 1.00 to 1.00 for the fiscal quarter ending March 31, 2003; (b) 1.00 to 1.00 for the period of two fiscal quarters ending June 30, 2003; (c) 1.30 to 1.00 for the period of three fiscal quarters ending September 30, 2003; or (d) 1.50 to 1.00 for the period of four fiscal quarters ending on December 31, 2003 or ending on any March 31, June 30, September 30 or December 31 thereafter.

                  8.3.2 Maximum Balance Sheet Leverage Ratio: not permit the ratio of UIC and its Subsidiaries' (a) total liabilities, as determined on a consolidated basis in accordance with GAAP (but, without duplication, including all LC Amounts as liabilities), to (b) Tangible Total Net Worth, to exceed 3.50 as at March 31, 2003 or as at the end of any fiscal quarter thereafter.

                  8.3.3 Losses From Discontinued Transportation
         Division: not permit the pre-tax losses incurred by UIC and its Subsidiaries as a result of the cessation of business of their transportation division to be more than $10,000,000 in the aggregate at any time.

                  8.3.4 Variance of Audited Statements From Management
         Statements: not permit the net income or Tangible Total Net Worth of UIC and its Subsidiaries as of and for the fiscal year ended December 31, 2002, as determined on a consolidated basis in accordance with GAAP, as set forth in the audited financial statements delivered to the Lender pursuant to Section 8.1.3, to be more than 5% less than the net income or Tangible Total Net Worth of UIC and its Subsidiaries as set forth in the unaudited financial statements delivered to the Lender pursuant to
         Section 8.1.3 prior to the Third Amendment Date.

         (viii) The second sentence of the definition of "Appraised Machinery and Equipment" in Appendix A to the Credit Agreement is deleted and the following sentence is substituted therefor:

         Such appraisal shall set forth the liquidation value of such machinery and equipment and shall be in form and substance acceptable to the Lender.

         (ix) The first paragraph of the definition of "Borrowing Base" in Appendix A to the Credit Agreement is amended and restated in its entirety as follows:

              Borrowing Base - as at the date of determination thereof an amount equal to 75% of the aggregate amount of Eligible Accounts arising from Government Contracts; plus 70% of the aggregate amount of Eligible Accounts arising from Non-Government Contracts; plus 30% of Eligible Inventory; plus up to $2,703,000 of Appraised Machinery and Equipment; plus up to $10,000,000 of Cash or Cash Equivalents to be held at the Bank or such higher amount as is required by the third sentence of Section 1.1.1 of the Agreement; plus the Real Property Overadvance; minus, at any time that any contracts or transactions are outstanding under any foreign exchange facility provided by the Bank or the Lender or any Affiliate thereof to any of the Borrowers, $750,000; minus the aggregate amount of Landlord Waiver Reserves; provided that the Borrowing Base shall be increased by an amount equal to the Real Property Valuation in accordance with Section 10.3 hereof and shall be decreased by the amount of any payments of the Real Property Overadvance pursuant to Section 3.3.1 or any other provision of this Agreement.


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         (x) The words "Initial Term" are deleted from the definition of
     "Termination Date" in Appendix A to the Credit Agreement and the words "Original Term" are substituted therefor.

         (xi) The following definitions in Appendix A are amended and restated in their entirety as follows:

         Applicable Margin - the margin applied to each LIBOR
         Advance and Base Rate Advance, which margin shall fluctuate in accordance with the then existing Fixed Charge Coverage Ratio, as follows:

                       Fixed Charge           Base Rate        LIBOR
      Level           Coverage Ratio           Advances       Advances
   ----------     -------------------------   ---------       --------
         I        Greater than 2.00 to 1.00      0.00%          1.75%

         II        Greater than or equal to      0.00%          2.00%
                    1.75 to 1.00 but less
                      than 2.00 to 1.00

        III        Greater than or equal to      0.25%          2.25%
                    1.50 to 1.00 but less
                      than 1.75 to 1.00

         IV        Greater than or equal to      0.50%          2.50%
                    1.30 to 1.00 but less
                      than 1.50 to 1.00

         V          Less than 1.30 to 1.00       0.75%          2.75%


          The Applicable Margin shall be determined on the basis of the financial statements required to be delivered to the Lender pursuant to Section 8.1.3 and any change in the Applicable Margin shall be effective at the time of the delivery of such financial statements. Anything in this Agreement to the contrary notwithstanding, the Applicable Margin shall be (a) the rates listed for Level V above if the financial statements required to be delivered by Section 8.1.3 shall not be delivered when due, and the rates listed in Level V above shall remain in effect until the delivery of such financial statements, and (b) the rates listed for Level V above between the Third Amendment Date and the first date thereafter that financial statements are delivered pursuant to Section 8.1.3.



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                   Consolidated Fixed Charge Coverage Ratio - means for
          the period in question, for UIC and its Subsidiaries, the ratio of (i) the sum of (a) earnings before interest, taxes, depreciation and amortization, plus (b) the Transportation Division Addback Amount, minus (c) Unfunded Capital Expenditures, divided by (ii) the sum of (a) taxes paid in Cash during such period, (b) dividends, (c) stock repurchases and redemptions, (d) scheduled principal payments of the Loans and any other Indebtedness, including Capitalized Lease Obligations, (e) all interest in respect of Indebtedness accrued or paid during such period (whether or not actually paid during such period), and all fees and expenses payable under this Agreement, (f) amounts paid in Cash or Cash Equivalents with respect to asbestos litigation or claims, and
          (g) amounts paid in Cash or Cash Equivalents with respect to pension plans or other ERISA plans, each of the foregoing as determined on a consolidated basis without duplication in accordance with GAAP.

                   Other Agreements - any and all agreements, instruments and/or documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, or any other third party on any such Borrower's behalf and delivered to Lender and/or Bank in respect of the transactions contemplated by this Agreement, including, without limitation, any Hedging Agreements.

          (xii) The following new definitions are added to Appendix A of the Credit Agreement in alphabetical order:

                   Hedging Agreement - means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                   Landlord Waiver Reserve - at any time of reference, with respect to the leases by Kores Nordic (USA) Corporation and Capital Imaging Incorporated of the properties located at 2735 and 2745 West 5th North Street, respectively, each in Summerville, South Carolina, an amount equal to the rental obligations under such leases for a period of 90 days, as reasonably determined by the Lender, as a reserve against inventory located at the leasehold created by such leases.

                   Qualifying Letter of Credit - means an irrevocable letter of credit in form and substance satisfactory to the Lender in an amount equal to 105% of the LC Amount which is issued by a bank acceptable to the Lender and which provides that such letter of credit may be drawn upon by the Lender by delivery of a sight draft in the amount by which any outstanding Letter of Credit and/or LC Guaranty has been drawn.

                   Third Amendment Date - the "Agreement Effective Date" as defined in the Third Amendment and Waiver Agreement with respect to this Agreement.

                   Transportation Division Addback Amount - with respect to any fiscal period, the amount of losses incurred by UIC and its Subsidiaries during such period as a result of the cessation of business of their transportation division, provided that the Transportation Division Addback Amount shall not exceed $1,500,000 with respect to the fiscal quarter ending March 31, 2003; $3,000,000 in the aggregate with respect to the two fiscal quarters ending June 30, 2003; $4,500,000 in the aggregate with respect to the three fiscal quarters ending September 30, 2003; and $5,500,000 in the aggregate with respect to the fiscal year ending December 31, 2003.

                   Unfunded Capital Expenditures - all Capital
          Expenditures which are paid in cash and not financed with Indebtedness for borrowed money; provided that Capital Expenditures financed with the proceeds of Revolving Loans or with the proceeds of Indebtedness that is supported by Letters of Credit shall be deemed to constitute "Unfunded Capital Expenditures" for purposes of this Agreement.

     SECTION 3. CONDITIONS TO EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective as of the date hereof only when the following conditions shall have been satisfied (the date of satisfaction of such conditions being referred to herein as the "Agreement Effective Date"):

     (i) The Lender shall have executed this Agreement and shall have received a copy of this Agreement duly executed by the Borrowers.

     (ii) The Borrowers shall have paid a fee of $25,000 to Lender in consideration of the waiver set forth herein.

     (iii) The Borrowers shall have paid to counsel for the Lender the amount of reasonable fees and disbursements owed to such counsel in connection with this Agreement and matters related hereto.

     (iv) The Lender shall have received such other information, approvals, opinions, documents or instruments as it may reasonably request.

     SECTION 4. REPRESENTATIONS AND WARRANTIES. In order to induce the Lender to enter into this Agreement, the Borrowers jointly and severally represent and warrant to the Lender that, as of the Agreement Effective Date, after giving effect to the effectiveness of this Agreement, the following statements are true and correct in all material respects:

     (i) Authorization of Agreements. The execution and delivery of this Agreement by each Borrower and its performance under the Credit Agreement as amended by this Agreement (the "Amended Agreement") are within each such Borrower's corporate powers and have been duly authorized by all necessary corporate action on the part of each such Borrower.

    (ii) No Conflict. The execution and delivery by each Borrower of this Agreement and the performance by each Borrower of the Amended Agreement do not contravene any such Borrower's certificate of incorporation or by laws or any other contractual restriction where such a contravention has a reasonable possibility of having a Material Adverse Effect or contravening any law or governmental regulation or court decree or order binding on or affecting any such Borrower.

   (iii) Binding Obligation. This Agreement has been duly executed and delivered by each Borrower and this Agreement and the Amended Agreement constitute the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and by general principles of equity.

    (iv) Governmental Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required for the due execution, delivery or performance of this Agreement by any Borrower.

     (v) Incorporation of Representations and Warranties from Credit Agreement. Other than as amended hereby each of the representations and warranties set forth in Section 7 of the Credit Agreement is true and correct.

     SECTION 5. ACKNOWLEDGEMENT. Each Borrower acknowledges and agrees that each of the Security Documents to which it is a party or otherwise bound shall continue in full force and effect. Each Borrower hereby agrees and confirms that each Security Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, the payment and performance of all obligations guaranteed or secured thereby, as the case may be, and that none of the Borrowers has any defense, offset, counterclaim or right of recoupment with respect to the Obligations of the Borrowers under the Amended Agreement.

     SECTION 6. MISCELLANEOUS.

     (i) Effect on the Credit Agreement and the Other Loan Documents. Except as specifically set forth herein, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed and the Borrowers remain bound to pay and perform their obligations thereunder.

    (ii) Applicable Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO SUCH LAWS RELATING TO CONFLICTS OF LAWS.

   (iii) Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

    (iv) Counterparts and Incorporation. This Agreement may be executed by the parties hereto in several counterparts and by the different parties on separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same instrument. Following execution and delivery of this Agreement, any reference to the Credit Agreement shall be deemed a reference to such document as hereby amended.

     (v) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

         IN WITNESS WHEREOF, this Third Amendment and Waiver Agreement has been duly executed and delivered as of the day and year first above written.

                                  FLEET CAPITAL CORPORATION


                                  By: /s/ Matthew Bourgeois
                                  ---------------------------------------------
                                  Name: Matthew Bourgeois
                                  Title: Vice President

                                  UNITED INDUSTRIAL CORPORATION


                                  By: /s/ James H. Perry
                                  ---------------------------------------------
                                  Name: James H. Perry
                                  Title: Vice President


                                  AAI CORPORATION


                                  By: /s/ James H. Perry
                                  ---------------------------------------------
                                  Name: James H. Perry
                                  Title: Vice President

                                  DETROIT STOKER COMPANY

                                  By: /s/ James H. Perry
                                  ---------------------------------------------
                                  Name: James H. Perry
                                  Title: Vice President


                                  AAI ENGINEERING SUPPORT INC.

                                  By: /s/ James H. Perry
                                  ---------------------------------------------
                                  Name: James H. Perry
                                  Title: Vice President

                                  AAI/ACL TECHNOLOGIES, INC.


                                  By: /s/ James H. Perry
                                  ---------------------------------------------
                                  Name: James H. Perry
                                  Title: Vice President



                                  MIDWEST METALLURGICAL
                                  LABORATORY, INC.


                                  By: /s/ James H. Perry
                                  ---------------------------------------------
                                  Name: James H. Perry
                                  Title: Vice President